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ESSEF CORPORATION                                                     EXHIBIT 11

Computation of Per Share Earnings

The computation of simple earnings per share and primary earnings per share is as follows:


                                                      Three Months Ended                  Six Months Ended
                                                  March 31           March 31         March 31         March 31
                                                    1995              1994               1995             1994
                                                 ---------          ---------         ----------       ----------
Average shares outstanding for
computation of simple earnings
per share                                        4,870,815          4,866,079          4,869,872        4,865,389

Add equivalent shares for un-
exercised options at end of
period (a)                                         879,534            892,221            876,512          871,126
                                                 ---------          ---------          ---------        ---------
Average shares outstanding for
computation of primary earnings
per share                                        5,750,349          5,758,300          5,746,384        5,736,515
                                                  =========         =========          =========        =========

Earnings per common share:                         $0.44              $0.40              $0.62            $0.58


Primary earnings per common
share:                                             $0.37              $0.34              $0.53            $0.49






(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.


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